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                                                                     EXHIBIT 3.1


                                                          FEDERAL IDENTIFICATION
                                                          NO. 04-2103-460



                        THE COMMONWEALTH OF MASSACHUSETTS

                             MICHAEL JOSEPH CONNOLLY
                               Secretary of State
                ONE ASHBURTON PLACE, BOSTON, MASSACHUSETTS 02108

                        RESTATED ARTICLES OF ORGANIZATION

                     GENERAL LAWS, CHAPTER 156B, SECTION 74


       This certificate must be submitted to the Secretary of the Commonwealth within sixty days after the date of the vote of stockholders adopting the restated articles of organization. The fee for filing this certificate is prescribed by General Laws, Chapter 156B, Section 114. Make check payable to the Commonwealth of Massachusetts.

       We, Aldo A. Croatti, President, and William H. Gorham, Clerk of Interstate Uniform Services Corporation located at 15 Olympia Avenue, Woburn, Massachusetts 01801 do hereby certify that the following restatement of the articles of organization of the corporation was duly adopted at a meeting held on April 11, 1983, by vote of 1,357,440 shares of Common Stock out of 1,357,440 shares outstanding, being at least two-thirds of each class of stock outstanding and entitled to vote and of each class or series of stock adversely affected thereby:

       1.     The name by which the corporation shall be known is:

              Interstate Uniform Services Corporation

       2.     The purposes for which the corporation is formed are as follows:

              To engage in the business of operating a uniform rental service and a commercial and industrial laundry, cleaning and decontamination establishment in all its aspects; and in general to carry on any business permitted by the laws of the Commonwealth of Massachusetts to a corporation organized under Chapter 156B of the Massachusetts General Laws.











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       3.     The total number of shares and the par value, if any, of each class of stock which the corporation is authorized to issue is as follows:

                        WITHOUT PAR VALUE                   WITH PAR VALUE
CLASS OF STOCK          NUMBER OF SHARES         NUMBER OF SHARES      PAR VALUE
--------------          ----------------         ----------------      ---------

Preferred                                           2,000,000            $1.00
Common                                             20,000,000            $0.10

       4. If more than one class is authorized, a description of each of the different classes of stock with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established:

              See attached Sheet 4A

       5. The restrictions, if any, imposed by the articles of organization upon the transfer of shares of stock of any class are as follows:*

              None

       6. Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

              See attached Sheets 6A-6F





















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       *We further certify that the foregoing restated articles of organization effect no amendments to the articles of organization of the corporation as heretofore amended, except amendments to the following articles 3, 4 and 6.

       (*If there are no such amendments, state "None.")

       Briefly describe amendments in space below:

       The number of authorized shares of Common stock is increased to 20,000,000. A new class of Preferred stock has been authorized.

       Provisions relating to the manner in which a "Business Combination" can be effected have been added.

       IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this 11th day of April, in the year 1983.



                                                /s/ Aldo A. Croatti
                                                --------------------------------
                                                President


                                                /s/ William H. Gorham
                                                --------------------------------
                                                Clerk










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                        THE COMMONWEALTH OF MASSACHUSETTS

                        RESTATED ARTICLES OF ORGANIZATION

                    (General Laws, Chapter 156B, Section 74)


       I hereby approve the within restated articles of organization and, the filing fee in the amount of $9,225.00 having been paid, said articles are deemed to have been filed with me this 12th day of April, 1983.



                                                /s/ Michael Joseph Connolly
                                                MICHAEL JOSEPH CONNOLLY
                                                Secretary of State







                         TO BE FILLED IN BY CORPORATION

           PHOTO COPY OF RESTATED ARTICLES OF ORGANIZATION TO BE SENT

                           TO: Linda Joyce Hodge, Esq.
                               Goodwin, Procter & Hoar
                               28 State Street
                               Boston, MA 02109
                               Telephone: (617) 523-5700






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Article 4A.  DESCRIPTION OF CLASSES OF STOCK

       I. Two classes of stock are authorized: Common Stock having a par value of $.0.10 per share and Preferred Stock having a par value of $1.00 per share. Stock of any class or series authorized hereby or pursuant hereto may be issued from time to time by authority of the Board of Directors for such consideration as from time to time may be fixed by vote of the Board of Directors providing for the issue of such stock.

       II. The Preferred Stock may be divided into two or more series. The Board of Directors may, from time to time, establish and designate the different series and the variations in the relative rights and preferences as between the different series as provided in Section III hereof, but in all other respects all shares of the Preferred Stock shall be identical. In the event that at any time the Board of Directors shall have established and designated only one series of Preferred Stock, or two or more series of Preferred Stock, consisting of a number of shares less than all of the authorized shares of Preferred Stock, the remaining authorized shares of Preferred Stock not being a part of any such designated series shall be deemed to be shares of an undesignated series of Preferred Stock until designated by the Board of Directors as being a part of any series theretofore, or when being, established by the Board of Directors.

       III. The Board of Directors is hereby expressly authorized, subject to the provisions of this description of classes of


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stock, to establish one or more series of Preferred Stock and, with respect to each series, to fix and determine by vote providing for the issue of such series:

              (a) the number of shares to constitute such series and the distinctive designation thereof;

              (b) the dividend rate on the shares of such series and the dividend payment dates;

              (c) whether or not the shares of such series shall be redeemable, and, if redeemable, the redemption prices which the shares of such series shall be entitled to receive and the terms and manner of redemption;

              (d) the preferences, if any, and the amounts which the shares of such series shall be entitled to receive and all other special or relative rights of the shares of such series, upon the voluntary and involuntary dissolution of, or upon any distribution of the assets of, the corporation;

              (e) whether or not the shares of such series shall be subject to the operation of a retirement, sinking or purchase fund or funds to be applied for redemption of such shares and, if such retirement, sinking or purchase fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

              (f) whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the corporation and the conversion price or prices or ratio or ratios or the rate or rates




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       at which such exchange may be made, with such adjustments, if any, as shall be stated in such vote;

              (g) whether or not the shares of such series shall have voting rights, and, if so, the conditions under which the shares of such series shall vote as a separate class; and

              (h) such other designations, preferences and relative, participating, optional or other special rights and qualifications; limitations or restrictions of such series to the full extent now or hereafter permitted by the laws of the Commonwealth of Massachusetts.

Notwithstanding the fixing of the number of shares constituting a particular series, the Board of Directors may at any time there after authorize the issuance of additional shares of the same series.

       IV. Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available for the payment of dividends, cash dividends at the annual rates fixed by the Board of Directors for the respective series, payable on such dates in each year as the Board of Directors shall fix for the respective series as provided in subsection III(b) (hereinafter referred to as "dividend dates"). Until all accrued dividends on all series of Preferred Stock shall have been declared and set apart for payment through the last preceding dividend date set for all holders of any other class of stock of the corporation, other than a dividend payable





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in Common Stock of the corporation. Dividends on shares of Preferred Stock of any series shall accumulate from and after the day on which such shares are issued, but arrearages in the payment thereof shall not bear interest. No dividend shall be declared and set apart for payment on any series of Preferred Stock in respect of any dividend period unless there shall likewise be declared and set apart for payment on all shares of Preferred Stock of each series at the time outstanding such dividends as would be payable on the said shares through the last preceding dividend date if all dividends were declared and paid in full. Nothing herein contained shall be deemed to limit the right of the corporation to purchase or otherwise acquire at any time any shares of its capital stock; provided that no shares of capital stock shall be purchased or redeemed (a) at any time when accrued dividends on any series of Preferred Stock remain unpaid for any period to and including the last preceding dividend date, or (b) in contravention of the provisions of the next paragraph of this Section IV.

       In addition to and notwithstanding the provisions of the preceding paragraph of this Section IV,

              (a) no dividend shall be paid on any shares of any class of stock of the corporation other than Preferred Stock, and

              (b) no shares of any class of stock of the corporation other than Preferred Stock shall be purchased or redeemed if the effect thereof would be to reduce the capital and surplus




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of the corporation below an amount equal to the preferential amount payable on all then outstanding shares of Preferred Stock corporation upon the dissolution of, or the distribution of the assets of, the corporation; but neither the corporation nor any director shall, unless otherwise provided by law, have any obligation or liability to any holder of Preferred Stock for any such dividend on or purchase or redemption of stock other than Preferred Stock if made or authorized in good faith in the reasonable belief that the effect thereof would not be to reduce the capital and surplus of the corporation to such an extent.

       For purposes of this description of classes of stock, and of any vote fixing the terms of any series of Preferred Stock, the amount of dividends "accrued" on any shares of Preferred Stock of any series as at any dividend date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such dividend date, whether or not earned or declared, and the amount of dividends "accrued" on any share of Preferred Stock of any series as at any date other than a dividend date shall be calculated as the amount :~f any unpaid dividends accumulated thereon to and including the last preceding dividend date whether or not earned or declared, plus an amount computed, on the basis of 360 days per annum, for the period after such last preceding dividend date to and including the date as of which the calculation is made at the annual dividend rate fixed for the shares of such series.

       V. Upon the dissolution of the corporation, or upon any distribution of its assets pursuant to a plan of liquidation,




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before any payment or distribution of the assets of the corporation shall be made to or set apart for any other class of stock, the holders of Preferred Stock shall be entitled to payment of the amount of the preference payable upon such dissolution of, or distribution of the assets, the corporation fixed by the Board of Directors for the respective series as provided in subsection III(d). If upon any such dissolution-or distribution, the assets of the corporation shall be insufficient to pay in full to the holders of the Preferred Stock the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among the holders of each series of Preferred Stock ratably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. The voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the corporation, the-merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into it, shall not be deemed to be a dissolution of, or a distribution of the assets of, the corporation, for the purpose of this
Section V.

       VI. In the event that and during the period in which any series of the Preferred Stock shall be redeemable, then, at the option of the Board of Directors, the corporation from time to time may redeem all or any part of the outstanding shares of such series at the redemption price and upon the terms and conditions fixed by the Board of Directors as provided in subsection III(c)





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(the sum so payable upon any redemption of Preferred Stock being herein referred to as the "redemption price"); provided that not less than 30 days previous to the date fixed for redemption notice of the time and place thereof shall be mailed to each holder of record of the shares so to be redeemed at his address as shown by the records of the cooperation; and provided further that in the case of redemption of less than all of the outstanding shares of any series of Preferred Stock the shares to be redeemed shall be chosen by lot or in such equitable manner as may be prescribed by the Board of Directors. At any time after notice of redemption shall have been mailed as above provided but before the redemption date, the corporation may deposit the aggregate redemption price in trust with a bank or trust company in New York, Now York, Boston, Massachusetts, or any other city in which the Company shall at that time maintain a transfer agency with respect to, any class of its stock; having capital, surplus and undivided profits of at least $5,000,000, and named in such notice. Upon the making of such deposit, or if no such deposit is made then upon such redemption date (unless the corporation shall default in making payment of the redemption price), holders of the shares of Preferred Stock called for redemption shall cease to be stockholders with respect to such shares notwithstanding that any certificate for such shares shall not have been surrendered; and thereafter such shares shall no longer be transferable on the books of the corporation and such holders shall have no interest in or claim against the corpora-tion with respect to said shares, including but not limited to the right to vote, except the right (a) to receive payment of the redemption price upon surrender of their certificates, or (b) to exercise on or before the date fixed for redemption such rights, if any, not theretofore expiring as such shares so called for redemption may have to be converted into, or to be exchanged for, shares of stock of another class or classes or of another series of the same class or classes of stock of the corporation. Any funds deposited in trust as aforesaid which shall not be required for such redemption, because of the exercise of any right of conversion or exchange subsequent to the date of such deposit or otherwise, shall be returned to the corporation forthwith. The corporation shall be entitled to receive from any such bank or trust company the interest, if any, allowed on any moneys deposited pursuant to this Section, and the holders of any shares so redeemed shall have no claim to any such interest. Any funds so deposited by the corporation and unclaimed at the end of five years from the date fixed for such redemption shall be repaid to the corporation upon its request, after which repayment the holders of such shares who shall not have made claim against such moneys prior to such repayment shall be deemed to be unsecured creditors of the corporation, but only for a period of two years from the date of such repayment (after which all rights of the holders of such shares as unsecured creditors or otherwise shall cease), for an amount equivalent to the amount deposited as above stated for the redemption of such shares and so repaid to the corporation, but shall in no event be entitled to any interest.





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       In order to facilitate the redemption of any shares of Preferred Stock, the Board of Directors is authorized to cause the transfer books of the corporation to be closed as to the shares to be redeemed.

       VI. Any shares of Preferred Stock which shall at any time have been redeemed, or which shall at any time have been surrendered for conversion or exchange or for cancellation pursuant to any retirement, sinking or purchase fund provisions with respect to any series of Preferred Stock, shall be retired and shall thereafter have the status of authorized and unissued shares of Preferred Stock undesignated as to series.

       VIII. The Common Stock shall have exclusive voting power except as required by law and except to the extent the Board of Directors shall, at the time any series of Preferred Stock is established, determine that the shares of such series shall vote (i) together as a single class of shares of Common Stock and/or with shares of Preferred Stock (or one or more other series thereof) on all or certain matters presented to the stockholders and/or upon the ,occurrence of any specified event or condition, and/or (ii) exclusively on certain matters, or, upon the occurrence of any specified event or condition, on all or certain matters. The Board of Directors, in establishing a series of Preferred Stock and fixing the voting rights thereof, may determine that the voting power of each share of such series may be greater or less than the voting power of each share of the Common Stock or of other series of Preferred Stock notwithstanding that


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the shares of such series of Preferred Stock may vote as a single class with the shares of other series of Preferred Stock and/or with the shares of Common
Stock.


Article 6A.  INDEMNIFICATION

       1. Except as limited by law or as provided in Paragraphs 2 and 3; each Officer of this Corporation (and his heirs and personal representatives) shall be indemnified by this Corporation against all Expense incurred by him in connection with each Proceeding in which he is involved as a result of his serving or having served as an Officer of this Corporation or, at the request of this Corporation, as a director, officer, employee or other agent f any other organization.

       2. No indemnification shall be provided to an Officer with respect to a matter as to which it shall have been adjudicated in any proceeding that he did not act in good faith in the reasonable belief that his action was in the best interests of this Corporation.

       3. In the event that a Proceeding is compromised or settled so as to impose any liability or obligation upon an Officer or upon this Corporation, no indemnification shall be provided to said Officer with respect to a matter if this Corporation has obtained an opinion of counsel that with respect to said matter said Officer did not act in good faith in the reasonable belief that his action was in the best interests of this Corporation.

       4. To the extent authorized by the Board of Directors or the stockholders, this Corporation may pay indemnification in advance of final disposition of a Proceeding, upon receipt of an undertaking by the person indemnified to repay such indemnifica-tion if it shall be established that he is not entitled to indemnification by an adjudication under Paragraph 2 or by an opinion of counsel under Paragraph 3 hereof.

       5.     For the purposes of this Article,

              (a) "Officer" means any person who serves or has served as a director or in any other office filled by election or appointment by the stockholders or the Board of Directors;

              (b) "Proceeding" means any action, suit or proceeding, civil or criminal, brought or threatened in or before any court, tribunal, administrative or legislative body or agency; and

              (c) "Expense" means any liability fixed by a judgment, order, decree, or award in a Proceeding, any amount reasonable paid in settlement of a Proceeding and any professional fees and other disbursements reasonably incurred in a Proceeding.

       6. Nothing in this Article shall limit any lawful rights to indemnification existing independently of this Article.

Article 6B.  TRANSACTIONS WITH INTERESTED PERSONS

       1. Unless entered into in had faith, no contract or transaction by this Corporation shall be void, voidable or in any way affected by reason of the fact that it is with an Interested Person.

       2. For the purposes of this Article, "Interested Person" means any person or organization in any way interested in this





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Corporation whether as an officer, director, stockholder, employee or otherwise, and any other entity in which any such person or organization or this Corporation is in any way interested.

       3. Unless such contract or transaction was entered into in bad faith, no Interested Person, because of such interest, shall be liable to this Corporation or to any other person or organization for any loss or expense incurred by reason of such contract or transaction or shall be accountable for any gain or profit realized from such contract or transaction.

       4. The provisions of this Article shall be operative notwithstanding the fact that the presence of an Interested Person was necessary to constitute a quorum at a meeting of directors or stockholders of this Corporation at which such contract or transaction was authorized or that the vote of an Interested Person was necessary for the authorization of such contract or transaction.

Article 6C.  STOCKHOLDERS' MEETINGS

       Meetings of Stockholders of this Corporation may be held anywhere in the United States.

Article 6D.  AMENDMENT OF BY-LAWS

       The By-Laws may provide that the Board of Directors as well as the stockholders may make, amend or repeal the By-Laws of this Corporation, except with respect to any provision thereof which by law, by these Articles o by the By-Laws requires action by the Stockholders.









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Article 6E.  ACTING AS A PARTNER

       This Corporation may be a partner in any business enterprise which it would have power to conduct by itself.

Article 6F.  FAIR PRICE

       The affirmative vote of the holders of not less than 80 percent of the outstanding shares of "Voting Stock" (as hereinafter defined) of the Corporation and the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Voting Stock held by stockholders other than a "Related Person" (as hereinafter defined) shall be required for the approval or authorization of any "Business Combination" (as hereafter defined) of the Corporation with any Related Person; provided, however, that the 80 percent and two-thirds voting requirements shall not be applicable if:

              (1) The "Continuing Directors" of this Corporation (as hereinafter defined) by a two-thirds vote of the Continuing Directors then in office have approved the Business Combination;

              (2) The Business Combination is solely between the Corporation and another corporation, one hundred percent of the Voting Stock of which is owned directly or indirectly by the Corporation; or

              (3) The Business Combination is a merger or consolidation and the consideration to be received per share by holders of Common Stock of the Corporation in the Business Combination is cash and is in an amount not less than the





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       highest per share price (with appropriate adjustments for
       recapitalizations and for stock splits, stock dividends and like distributions or transactions), paid by the Related Person in acquiring any of its holdings of the Corporation's Common Stock.
       For the purposes of this Article:

              (i) The term "Business Combination" shall mean (a) any merger or consolidation of the Corporation or a subsidiary of the Corporation with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "Substantial Part" (as hereinafter defined) of the assets either of the Corporation or of a subsidiary of the Corporation, to a Related Person, (c) any merger or consolidation of a Related Person with or into the Corporation or a subsidiary of the Corporation, (d) any sale, lease, exchange, transfer or other disposition of all or any Substantial part of the assets of a Related Person to the Corporation or a subsidiary of the Corporation, (e) the issuance of any securities of the Corporation or a subsidiary of the Corporation to a Related Person, (f) any recapitalization that would have the effect of increasing the voting power of a Related Person with respect to the Corporation, (g) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person, or (h) any agreement, contract or other





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       arrangement providing for any of the transactions described in this definition of Business Combination.

              (ii) The term "Related Person" shall mean and include any individual, corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" (as defined under Rule 12b-2 in effect-as of February 1, 1983 promulgated under the Securities Exchange Act of 1934), "beneficially owns" (as defined under Rule 13d-3 in effect as of February 1, 1983 promulgated under the Securities Exchange Act of 1934) in the aggregate 20 percent or more of the outstanding Voting Stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.

              (iii) The term "Substantial Part" shall mean more than 30 percent of the fair market value of the total assets of the corporation or entity in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

              (iv) Without limitation, any shares of Common Stock of the Corporation that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by the Related Person.

              (v) The term "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation or another corporation entitled to voce generally in the election of directors and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

              (vi) The term "Continuing Director" shall mean a Director who was a member of the-Board of Directors of the Corporation on the date of adoption of this Article by the stockholders of the Corporation, a Director who was a member of the Board of Directors of the Corporation immediately prior to the time that the Related Person involved in a Business Combination became a Related Person and a person elected a Director who had been recommended by two-thirds of the then Continuing Directors in office to succeed a Continuing Director.

       The provisions set forth at this Article may not be repealed or amended in any respect, unless such action is approved by the Affirmative vote of the holders of not less than 80 percent of the outstanding shares of Voting Stock of the Corporation; provided, however, that if there is a Related Person at that time., such action must also be approved by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Voting Stock held by stockholders other than the Related Person; provided, further, however, that any amendment alteration, change or repeal of any provision of this Article declared advisable by the affirmative vote of two-thirds of the Continuing Directors then in office may be approved by the affirmative vote of two-thirds of the outstanding shares of Voting Stock of the Corporation.